Issuer Free Writing Prospectus

Filed pursuant to Rule 433

Registration No. 333-147275

December 5, 2007

VISIONCHINA MEDIA INC.

VisionChina Media Inc., or VisionChina, has filed a registration statement on Form F-1, including a prospectus, with the Securities and Exchange Commission (the “SEC”) for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in that registration statement and other documents VisionChina has filed with the SEC for more complete information about VisionChina and this offering. Investors should rely upon the prospectus and any relevant free writing prospectus for complete details. You may get these documents and other documents VisionChina has filed for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, VisionChina, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free: +1-800-221-1037 or +1-866-500-5408 (calling these numbers is not toll free outside the United States). You may also access VisionChina’s most recent prospectus by visiting EDGAR on the SEC website at http://www.sec.gov/Archives/edgar/data/1415911/000119312507259290/df1a.htm.

This free writing prospectus reflects the following amendments that were made in Amendment No. 4 to VisionChina’s Registration Statement on Form F-1, or Amendment No. 4, as filed via EDGAR with the SEC on December 5, 2007. All references to page numbers are to the page numbers of Amendment No. 4.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Critical Accounting Policies

Share-based compensation

The disclosure regarding VisionChina’s share-based compensation has been amended by adding the following paragraph on page 63:

On October 31, 2007, we granted 640,000 options to consultants and 220,000 options to a director and several of our employees at an exercise price of US$6.545. We have engaged an independent third party valuation specialist to assist in determining the fair value of the common stock as of October 31, 2007 and the fair value of the options granted on that date. We, however, have not yet received the report and are unable to make such determination. We expect the fair value of the underlying stock and the associated options to be significantly higher than the values assigned at August 30, 2007. The 220,000 options granted to a director and several of our employees are expected to result in expense to us as they vest over the next two to four years. In addition, for the 640,000 options we granted to consultants, if certain specified performance targets become probable, we will recognize the expenses related to such options over their 24-month service periods.